Exhibit 99

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE August 30, 2004	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518

BankUnited Appoints Two Board Members

CORAL GABLES, FL — BankUnited Financial Corporation, parent company of BankUnited FSB, today announced the addition of Tod Aronovitz and Lauren Camner to its board of directors.

“Tod and Lauren will add depth to our board of directors,” said Alfred Camner, BankUnited’s CEO and chairman of the board. “Tod has exemplary leadership skills honed through his years of community service. He will serve as an independent member of our board of directors. Lauren’s involvement with the strategic direction of the bank and her knowledge of finance and accounting will be valuable assets to the board.”

Aronovitz is a trial lawyer whose firm, Aronovitz Trial Lawyers, specializes in catastrophic injury and wrongful death cases. Aronovitz practices in law in the areas of personal injury, wrongful death, complex civil litigation and consumer class-action litigation. He has handled precedent-setting cases reported in both the national and local media and has been recognized as one of south Florida’s leading trial attorneys by the South Florida Legal Guide and Florida Trend.

Active in state and national bar association issues, Aronovitz served as president of The Florida Bar from 2002-2003 and was a member of The Florida Bar’s Board of Governors from 1996 to 2001. He is a member of the board of trustees of the Florida Supreme Court Historical Society, and served on the board of directors of the Florida Bar Foundation from 2001 to 2003. Aronovitz has also served on numerous Florida Bar committees and was a designated reviewer for the Eleventh Judicial Circuit Grievance Committee from 1996 to 2001.

He is a member of the House of Delegates of the American Bar Association, as well as a member of the American Board of Trial Advocates, Association of Trial Lawyers of America, the Academy of Florida Trial Lawyers and the Dade County Bar Association.

He is past president of the University of Miami Law School Alumni Association and has served as an adjunct professor in the areas of civil litigation and trial techniques.

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Aronovitz continues a long family history and tradition of service to the South Florida and Miami community. He is a member of the Alliance for Ethical Government and the Dade County Put Something Back Program. He volunteers for the ABOTA Guardian Ad Litem Program and is a charter member of the Coalition for Family Safety. In addition, Aronovitz has served as a member of the boards of directors of Temple Beth Am and the Miami Jewish Home and Hospital for the Aged and is the founder and past president of Mitzvah Lodge B’nai B’rith in Kendall.

Aronovitz holds a law degree from the University of Miami and a bachelor’s degree from the University of Georgia.

Camner, who serves as BankUnited Financial Corp.’s vice president of investor relations, manages the holding company’s communication with stockholders. In addition, she serves as the bank’s Web site manager and on various bank committees, including the Bank Secrecy Act and due diligence committees. Camner, the daughter of the chairman, has worked in various positions at BankUnited over many years, beginning as a teller and progressively rotating through the accounting, information technology and marketing departments.

Camner’s most recent project has been the redesign of BankUnited’s Internet banking option, a critical delivery function for the bank. This project included the complete redevelopment of the system’s architecture and the inclusion of a secure intranet for use by BankUnited’s internal associates. The Internet banking site, which is located at www.buexpress.com, enables customers to access information about account balances, pay bills online and check the status of loans. In addition, the site offers valuable tools to help plan for retirement, calculate mortgage payments and apply for loans online.

A certified public accountant, Camner holds a master’s degree in business administration, with specializations in tax accounting and investment finance, from the University of Miami, and a bachelor’s degree in accounting from Syracuse University, where she lettered in three sports each of her four years and was a member of the women’s cross country and women’s indoor/outdoor track teams.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. Offering a full array of consumer and commercial banking products and services, BankUnited operates 50 banking offices throughout Miami-Dade, Broward, Palm Beach, Collier and Martin counties. BankUnited can be accessed on the Internet at http://www.buexpress.com. BankUnited’s Class A Common Stock trades on the Nasdaq National Market under the trading symbol BKUNA.

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Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, fiscal and monetary policies, war and terrorism, changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines, changes in legislation or regulation; reliance on other companies for products and services; attracting and retaining key personnel; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and delivery of services.